Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information, each dated December 1, 2025, and each included in this Post-Effective Amendment No. 103 to the Registration Statement (Form N-1A, File No. 002-81549) of Deutsche DWS State Tax-Free Income Series (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated October 21, 2025, with respect to the financial statements and financial highlights of DWS California Tax-Free Income Fund and DWS New York Tax-Free Income Fund (two of the funds constituting Deutsche DWS State Tax-Free Income Series), which are included in Forms N-CSR for the year ended August 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

November 21, 2025